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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

                                         [_] Confidential, for Use of the
[_] Preliminary Proxy Statement            Commission Only (as permitted by
                                           Rule 14a-6(e) (2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        COMMISSION FILE NUMBER: 1-11885
                            ALLEGIANCE CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              36-4095179
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)

          1430 WAUKEGAN ROAD                            60085
         MCGAW PARK, ILLINOIS                        (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
               OFFICES)

                                (847) 689-8410
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                               ----------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                               ----------------

                                                        NAME OF EACH EXCHANGE ON
             TITLE OF EACH CLASS                            WHICH REGISTERED
             -------------------                        ------------------------
Common Stock, $1.00 par value                           New York Stock Exchange
                                                        Chicago Stock Exchange
Series A Junior Participating Preferred Stock Purchase  New York Stock Exchange
 Rights (currently traded with Common Stock)            Chicago Stock Exchange

                               ----------------

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [_] Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

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

LOGO
           ALLEGIANCE CORPORATION
           1430 Waukegan Road
           McGaw Park, Illinois 60085

                                                                 March 23, 1998

                        NOTICE OF ANNUAL MEETING OF THE
                    STOCKHOLDERS OF ALLEGIANCE CORPORATION

  The Annual Meeting of Stockholders of Allegiance Corporation, a Delaware corporation (the "Company"), will be held at the Company's headquarters in McGaw Park, Illinois at 1450 Waukegan Road (the Brien Laing Building), McGaw Park, Illinois, on Thursday, May 7, 1998, at 10:30 a.m. CDT, for the following purposes:

    1. To elect three directors to hold office until the annual meeting in 2001;

    2. To approve the adoption of the Company's 1998 Incentive Compensation Program; and

    3. To transact such other business, if any, as may properly be presented at the meeting.

  Only holders of record of the common stock of the Company at the close of business on March 16, 1998, will be entitled to vote at the meeting. A proxy statement with respect to the annual meeting accompanies and forms a part of this Notice. The annual report of the Company for the fiscal year ended December 31, 1997 also accompanies this proxy statement.

  By order of the Board of Directors.

                                          Sincerely,

                                          /s/ Lester B. Knight
                                          Lester B. Knight
                                          Chairman of the Board and
                                           Chief Executive Officer

/s/ William L. Feather
William L. Feather
Senior Vice President, Secretary
 and General Counsel

                            YOUR VOTE IS IMPORTANT


 If you have a touch-tone telephone, please utilize our toll-free proxy voting service. To register your vote, simply call the number located on your proxy card. If you respond by telephone, do not return your proxy card; keep it for your records. If you choose to mail in your proxy card, please mark, sign, and date your proxy card and return it promptly in the enclosed envelope whether or not you plan to attend the meeting.

                            ALLEGIANCE CORPORATION
                              1430 WAUKEGAN ROAD
                          MCGAW PARK, ILLINOIS 60085

                                PROXY STATEMENT

  The enclosed proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held at 1450 Waukegan Road (the Brien Laing Building), McGaw Park, Illinois on Thursday, May 7, 1998, at 10:30 a.m. and any adjournments thereof. This proxy statement and accompanying proxy are first being mailed to stockholders on or about March 23, 1998.

  A proxy may be voted in writing or by telephone. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone and not revoked will be voted in accordance with the stockholder's instructions. If no instructions are given, proxies which are signed and returned or voted via telephone will be voted in accordance with the recommendation of the Board of Directors on the proposals. Proxies may be revoked at any time prior to the closing of the polls for voting at the meeting by giving written notice to the secretary of the Company, by executing a later-dated proxy in writing or by telephone, or by attending the meeting and voting in person.

  The Company's common stock, $1.00 par value (the "Common Stock"), is the only issued and outstanding class of stock. Only stockholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. At the close of business on the Record Date, the Company had 57,353,120 shares of Common Stock outstanding and entitled to vote. Each share of the Common Stock is entitled to one vote. A list of stockholders entitled to vote at the meeting will be kept at the office of the secretary of the Company, 1430 Waukegan Road, McGaw Park, Illinois 60085, for a period of 10 days prior to the meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of three classes, as nearly equal in number as possible. One of the three classes, comprising approximately one-third of the directors, is elected each year to succeed the directors whose terms are expiring. The number of directors of the Company is currently eight. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified, unless prior to that time, they have resigned, retired, or otherwise left office.

  The Board of Directors has nominated Connie R. Curran, Joseph F. Damico and Arthur F. Golden for election as directors at the 1998 annual meeting. All nominees are current directors of the Company. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholders unless a stockholder has directed otherwise. Directors are elected by a plurality of the voting power of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote for the election of directors. Shares represented at the meeting in person or by proxy but withheld or otherwise not cast for the election of directors (including broker nonvotes) will have no effect on the outcome of the election.

  Each of the directors of the Company has been a director since 1996.

                NOMINEES FOR ELECTION AS DIRECTORS TO BE ELECTED
 FOR A TERM OF THREE YEARS ENDING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2001

                                BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
 NAME                     AGE               AND OTHER INFORMATION
 ----                     ---   ----------------------------------------------
 Connie R. Curran........  50 Since 1995, Ms. Curran has been the president of
                              CurranCare, Inc., a nationwide, hospital based,
                              home care management company. From 1990 to 1995,
                              she was the vice chairman and national director
                              of patient services of APM, Inc. Ms. Curran also
                              serves as a director of MacNeal Hospital.
 Joseph F. Damico........  44 Mr. Damico has been president and chief operating officer of the Company since June 1996. From 1992
                              to September 1996, he was a corporate vice
                              president of Baxter International Inc.
                              ("Baxter"). From 1979 to 1992, he held various
                              executive positions at Baxter Healthcare
                              Corporation. Mr. Damico also serves as a director
                              of Xillix Technologies Corp., a Canadian
                              corporation.
 Arthur F. Golden........  51 Since 1978, Mr. Golden has been a partner of
                              Davis Polk & Wardwell, a general practice law
                              firm. Mr. Golden joined Davis Polk & Wardwell in
                              1969. Davis Polk & Wardwell performs legal
                              services for the Company from time to time. He
                              also serves as a director of Borg Warner Security
                              Corporation.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR
                             DIRECTOR NAMED ABOVE.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

          TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 1999

                                BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
 NAME                     AGE               AND OTHER INFORMATION
 ----                     ---   ----------------------------------------------
 Kenneth D. Bloem........  51 Since 1996, Mr. Bloem has been chief executive officer of Georgetown University Medical Center.
                              From 1994 to 1996, Mr. Bloem was chief executive
                              officer of the Advisory Board Company, a
                              privately held research and publishing company.
                              From 1989 to 1994, he was president of Stanford
                              University Hospital.
 David W. Grainger.......  70 Mr. Grainger was recently named senior chairman of the board and since 1968 had served as
                              chairman of the board of W.W. Grainger, Inc., a
                              distributor of maintenance, repair and operating
                              equipment and supplies. He joined W.W. Grainger,
                              Inc. in 1952. Mr. Grainger served as a director
                              of Baxter from 1990 to 1996.
 Lester B. Knight........  39 Mr. Knight has been chairman of the board and chief executive officer of the Company since June
                              1996. From 1992 to September 1996, he was an
                              executive vice president of Baxter. He was
                              elected a corporate vice president of Baxter in
                              1990. Mr. Knight served as a director of Baxter
                              from 1995 to 1996. Mr. Knight joined Baxter
                              Healthcare Corporation in 1981.

         TERMS EXPIRING AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2000

                                BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
 NAME                     AGE               AND OTHER INFORMATION
 ----                     ---   ----------------------------------------------
 Silas S. Cathcart.......  71 Mr. Cathcart is a director of General Electric
                              Company and The Quaker Oats Company. Mr. Cathcart
                              is also a trustee of Northern Funds Mutual Fund.
                              From 1985 to 1987, and from 1990 to 1996, Mr.
                              Cathcart served as a director of Baxter. From
                              1972 to 1986, he was chairman of the board of
                              Illinois Tool Works Inc. Mr. Cathcart was
                              chairman of the board of Kidder, Peabody Group
                              Inc., an investment banking firm, from 1988 to
                              1989, and president and chief executive officer
                              from 1987 to 1988.
 Michael D. O'Halleran...  47 Mr. O'Halleran, president and chief operating officer of Aon Group, Inc., the global insurance
                              brokerage and consulting operations of Aon
                              Corporation, joined Aon in 1987. Prior to joining
                              Aon, Mr. O'Halleran held senior operating
                              positions in the insurance and reinsurance
                              industries with such companies as Wausau
                              Insurance Companies, General Reinsurance and
                              Alexander Re.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  There were nine meetings of the Company's Board of Directors during the year ended December 31, 1997. During 1997, all incumbent directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which they served.

  The Board of Directors has two standing committees, the duties of which are described in the Company's bylaws: the Audit and Public Policy Committee and the Compensation and Nominating Committee.

  The Audit and Public Policy Committee consists of six directors who are not employees of the Company. The committee assists the Board of Directors in fulfilling its responsibilities for the Company's accounting and financial reporting practices and provides a channel for communication between the Board of Directors and the Company's independent accountant. The committee also assists the Board of Directors in establishing and monitoring compliance with the ethical standards of the Company and reviews the policies and practices of the Company to assure that they are consistent with its social responsibilities to employees, customers, and society, including policies relating to health and safety. In addition, the committee selects the independent accountant of the Company and recommends to the Board of Directors any change in the appointment of the independent accountant which the committee deems to be in the best interests of the Company and its stockholders. The members of the Audit and Public Policy Committee are Messrs. O'Halleran (chairman), Bloem, Cathcart, Golden, and Grainger and Ms. Curran. The Audit and Public Policy Committee met four times during 1997.

  The Compensation and Nominating Committee consists of four directors who are not employees of the Company. The committee determines the compensation of officers and recommends to the Board of Directors that it ratify the committee's determination of the compensation for the chairman of the board and chief executive officer. It also exercises the authority of the Board of Directors relating to the Company's employee benefit plans, including serving as the administration committee of the Company's stock option and other stock based plans. In addition, the committee assists and advises the Board of Directors in connection with board membership, and board committee structure and membership. The members of the Compensation and Nominating Committee are Messrs. Cathcart (chairman), Bloem, and O'Halleran and Ms. Curran. Mr. Golden served as a member of the committee until February 11, 1997. The Compensation and Nominating Committee met four times during 1997.

  The Board of Directors will consider qualified candidates recommended by the stockholders for designation as nominees for election as a director at the Annual Meeting of Stockholders to be held in 1999 and subsequent years. In order for a candidate recommended by a stockholder to be considered by the Board of Directors for designation as a nominee for election at the Annual Meeting of Stockholders to be held in 1999, the secretary of the Company must receive the following information between February 6, 1999 and March 8, 1999:
(i) the name and address of such stockholder and of such candidate; (ii) a representation that the stockholder is a holder of record of stock in the Company and entitled to vote at the Annual Meeting of Stockholders; (iii) a description of all arrangements or understandings between such stockholder and such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the stockholder; (iv) such other information as would be required to be included in the proxy statement filed pursuant to the proxy rules of the U.S. Securities and Exchange Commission (the "Commission"); and (v) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the Annual Meeting of Stockholders will refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

                 OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY

  The following table sets forth information with respect to the number of shares of Common Stock beneficially owned by: (i) each director of the Company; (ii) the chairman of the board and chief executive officer, and the four other most highly compensated executive officers of the Company named in the table captioned "Summary Compensation Table" (the "Named Executive Officers"); (iii) all directors and executive officers of the Company as a group; and (iv) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company's voting securities. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual. Except as otherwise noted, the information set forth below is reported as of March 12, 1998.

                                                                     PERCENT OF
                                                     COMMON STOCK   COMMON STOCK
                                                     BENEFICIALLY   BENEFICIALLY
NAME OF BENEFICIAL OWNER                              OWNED (1)        OWNED
------------------------                             ------------   ------------
Kenneth D. Bloem (2)................................     16,733            *
Silas S. Cathcart (2)...............................     17,988            *
Connie R. Curran (2)................................     15,833            *
Joseph F. Damico....................................    252,806            *
William L. Feather..................................     64,551            *
Arthur F. Golden (2)................................     15,833            *
David W. Grainger (2)...............................     23,621            *
Lester B. Knight....................................    372,397            *
Peter B. McKee......................................    135,354            *
Michael D. O'Halleran (2)...........................     15,833            *
Kathy Brittain White................................     67,892            *
All directors and executive officers as a group (16
 members)...........................................  1,310,516         2.28
FMR Corp............................................  6,950,260(3)     12.11
Iridian Asset Management LLC........................  3,398,800(4)      5.92
MacKay-Shields Financial Corporation................  3,125,500(5)      5.45

--------
*Represents less than 1%

(1) Calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Included in the data under "Common Stock Beneficially Owned" are shares of Common Stock beneficially owned under the Allegiance Corporation Retirement Plan, a qualified defined contribution retirement plan (the "Retirement Plan") (the Retirement Plan amounts are included as of February 28, 1998, the latest information reasonably available). Also included are shares issuable pursuant to options which are currently exercisable or exercisable within 60 days and shares beneficially owned by family members of the named officer or director or as to which voting and investment power is shared as follows: as to Messrs. Bloem, Cathcart, Golden, Grainger, O'Halleran and Ms. Curran, includes 15,833 shares issuable pursuant to options exercisable within 60 days; Mr. Bloem--900 shares subject to shared voting and investment power; Mr. Damico--120,657 shares issuable pursuant to currently exercisable options and 366 shares subject to shared voting and investment power; Mr. Feather--27,433 shares issuable pursuant to currently exercisable options; Mr. Knight--192,182 shares issuable pursuant to currently exercisable options and 6,300 shares subject to shared voting and investment power; Mr. McKee--54,666 shares issuable pursuant to currently exercisable options, 120 shares beneficially owned by a child, and 3,460 shares subject to shared voting and investment power; Ms. White--55,760 shares issuable pursuant to currently exercisable options and 128 shares subject to shared voting and investment power. Of the shares shown as beneficially owned by the officers and directors as a group, 665,960 shares are issuable pursuant to options currently exercisable or exercisable within 60 days, 13,046 shares shown as beneficially owned by the officers and directors as a group are subject to shared voting and investment power and 1,693 shares shown as beneficially owned by the officers and directors as a group are beneficially owned by family members of officers and directors. The directors and executive officers as a group own approximately 2.28% of the outstanding Common Stock.

(2) On May 8, 1998, each non-employee director will receive a stock option grant to purchase 10,000 shares of Common Stock which will vest on the last day of the term year in which the option is granted. A term year begins on the first day following the annual meeting, or the day a person first serves as an outside director, and ends the day of the succeeding annual meeting.

(3) Amendment No. 1 to Schedule 13G was filed with the Commission by FMR Corp. on February 9, 1998 and reported the beneficial ownership of 6,950,260 shares as of December 31, 1997. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(4) Amendment No. 1 to Schedule 13G was jointly filed with the Commission on January 28, 1998 by Iridian Asset Management LLC ("Iridian"), LC Capital Management, LLC ("LC Capital"), CL Investors, Inc. ("CL Investors"), David
    L. Cohen and Harold J. Levy. According to Amendment No. 1, Iridian, LC Capital and CL Investors report beneficial ownership of 3,217,160 shares of Common Stock, as to which each has sole voting and dispositive power. David L. Cohen and Harold J. Levy, who each own 50% of the outstanding common shares of CL Investors, report beneficial ownership of 3,398,800 shares as of December 31, 1997, as to which each has shared voting and dispositive power, including 181,640 shares owned by First Eagle Fund of America, Inc. The address for Iridian Asset Management LLC is 276 Post Road West, Westport, Connecticut 06880-4704.

(5) A Schedule 13G was filed with the Commission by MacKay-Shields Financial Corporation on February 13, 1998 which reported the beneficial ownership of 3,125,500 shares as of December 31, 1997. The address for MacKay-Shields Financial Corporation is 9 West 57th Street, New York, New York 10019.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF BOARD OF DIRECTORS' COMPENSATION

  Cash compensation of non-employee directors consists of a $1,000 fee for each board and each committee meeting attended. Chairpersons of committees receive an annual retainer of $3,000. Employee directors are not compensated separately for their board or committee activities.

  Consistent with the approach developed at the time of the Spin-Off (as defined below), in order to align the directors' interests more closely with the interests of all of the Company's stockholders, each non-employee director receives an annual retainer in the form of stock options on 10,000 shares of Common Stock. The grant price for the stock options is the fair market value of a share of the Common Stock on the NYSE on the date of grant. The stock options vest on the day of the annual meeting the year after they are granted, and expire ten years from the grant date. In the event an outside director's status as a director terminates for any reason, all outstanding option grants will become fully exercisable.

SUMMARY OF COMPENSATION OF EXECUTIVE OFFICERS

  The Company was incorporated in June 1996 as a wholly-owned subsidiary of Baxter, and the Common Stock was distributed to the stockholders of Baxter on September 30, 1996 (the "Spin-Off").

  The following table sets forth a summary of the compensation of the Named Executive Officers for the years ended December 31, 1996 and 1997; information for prior years is omitted in accordance with the rules of the Commission. The following table includes the compensation earned by the listed individuals as employees of Baxter, in their old positions, from January 1, 1996 through September 30, 1996 and as employees of the Company, in their new positions, from October 1, 1996 through December 31, 1997. References to "stock options" or "options" mean options to purchase Common Stock. The 1997 stock options referred to in the following table, except as noted, were one-day options granted as a part of the Allegiance Corporation Shared Investment Plan ("Shared Investment Plan"). The shares were purchased by the Named Executive Officers at fair market value on the date of grant. The Shared Investment Plan is further described following the table.

                          SUMMARY COMPENSATION TABLE

                                                         LONG-TERM
                                                        COMPENSATION
                            ANNUAL COMPENSATION          AWARDS (3)
                    ----------------------------------- ------------
                                           OTHER ANNUAL  SECURITIES   ALL OTHER
NAME AND PRINCIPAL        SALARY   BONUS   COMPENSATION  UNDERLYING  COMPENSATION
POSITION            YEAR ($) (1)  ($) (1)    ($) (2)     OPTIONS(#)    ($) (4)
------------------  ---- -------  -------  ------------  ----------  ------------
Lester B. Knight..  1997 $450,000 $812,500     --         125,000      $13,107
 Chairman of the    1996 $420,600 $458,750     --         576,549      $23,010
 Board & Chief
 Executive Officer
Joseph F. Damico..  1997 $400,000 $500,000     --         100,000      $11,736
 President & Chief  1996 $335,169 $276,250     --         361,972      $15,155
 Operating Officer
Peter B. McKee....  1997 $300,000 $270,000     --          75,000      $ 9,000
 Senior Vice Pres-  1996 $190,385 $550,000     --         164,000      $   346
 ident & Chief Fi-
 nancial Officer
Kathy Brittain      1997 $260,000 $210,000     --          10,000      $ 7,800
White.............
 Senior Vice        1996 $260,000 $178,125     --         167,282      $ 4,500
 President & Chief
 Information
 Officer
William L. Feath-   1997 $190,000 $110,000     --          35,995      $ 5,728
er................
 Senior Vice        1996 $160,165 $181,183     --          81,308      $ 5,555
 President,
 Secretary &
 General Counsel

--------

(1) Amounts shown include cash compensation earned by the Named Executive Officers during 1997, including amounts deferred at the election of those officers. Bonuses are generally paid in the year following the year in which they are earned.
(2) As permitted by the Commission's rules regarding disclosure of executive compensation, this column excludes perquisites and other personal benefits for the Named Executive Officers if their aggregate cost in 1997 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officers.

(3) All of the shares underlying the options granted to the Named Executive Officers (with the exception of Mr. Feather) during 1997 were purchased on the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of grant as part of the Shared Investment Plan. Of Mr. Feather's 35,995 shares, 35,000 were purchased as part of the Shared Investment Plan and 995 were granted to replace Baxter options forfeited as a result of the Spin-Off.

(4) Amounts shown represent the Company's matching contributions in the Retirement Plan and additional matching contributions in the Allegiance Corporation Excess Benefit Plan, an unfunded non-qualified excess plan. Those two amounts, expressed in the same order as described, are as follows: Mr. Knight--$4,800, $8,307; Mr. Damico--$4,800, $6,936; Mr.
    McKee--$4,800, $4,200; Ms. White--$4,800, $3,000 and Mr. Feather--$4,800,
    $928.

SHARED INVESTMENT PLAN

  On May 2, 1997, the Company implemented the Shared Investment Plan under which the Company received approximately $54.8 million in cash from 141 members of the Company's senior management team who collectively purchased approximately 2,400,000 shares of Common Stock. This plan more directly aligns management and stockholder interests. Under the terms of the voluntary plan, the participants used personal full-recourse loans to exercise one-day options to purchase Common Stock granted on May 2, 1997 at the May 2, 1997 closing price of $23.25 per share. The five year loans, borrowed from several commercial banks, are the personal obligations of the participants. The Company has agreed to guarantee repayment of the loans to the banks only in the event of a default by a participant.

  Under the terms of the Shared Investment Plan, there are several restrictions on the sale of the purchased shares. Except in specified and limited circumstances, including death, disability and corporate control changes, no participant may sell any portion of the purchased shares before the first anniversary of the exercise date (May 2, 1998). In addition, no participant may sell any portion of the purchased shares unless all principal, interest and prepayment fees due on the loan described above have been paid or all sale proceeds are simultaneously applied first to the payment of such amounts.

  If any portion of the purchased shares is sold before April 3, 2000, the participant is responsible for 100% of the loss and is entitled to receive only 50% of the gain. If any portion of the purchased shares is sold on or after April 3, 2000, the participant is responsible for 100% of the loss and is entitled to receive 100% of the gain.

  Under the terms of the plan, each participant is fully obligated to repay to the banks all principal, interest, and other amounts on the loan when due and payable. The Company may take all action relating to the participant and his or her assets, which the Compensation and Nominating Committee deems reasonable and necessary, to obtain full reimbursement for amounts the Company pays to the banks pursuant to its loan guarantee.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants made in 1997 under the Allegiance Corporation 1996 Incentive Compensation Program ("1996 Program") to the Named Executive Officers.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                INDIVIDUAL GRANTS
                 ------------------------------------------------
                  NUMBER OF   PERCENT OF
                 SECURITIES  TOTAL OPTIONS
                 UNDERLYING   GRANTED TO   EXERCISE OR             GRANT DATE
                   OPTIONS   EMPLOYEES IN  BASE PRICE  EXPIRATION PRESENT VALUE
NAME             GRANTED (#)  FISCAL YEAR  ($/SH) (2)     DATE       ($) (3)
----             ----------- ------------- ----------- ---------- -------------
Mr. Knight......   125,000       3.6%        $23.25     05/02/97     $     0
Mr. Damico......   100,000       2.9%        $23.25     05/02/97     $     0
Mr. McKee.......    75,000       2.2%        $23.25     05/02/97     $     0
Ms. White.......    10,000       0.3%        $23.25     05/02/97     $     0
Mr. Feather.....    35,000       1.0%        $23.25     05/02/97     $     0
                       995       0.0%        $25.38     01/03/07     $12,816

--------

(1) The options shown in this table, except for the options to purchase 995 shares granted to Mr. Feather, were granted as part of the Shared Investment Plan on May 2, 1997 and expired on the date of grant. The Named Executive Officers exercising the options granted on that day purchased the shares at the exercise price on the date of grant, which was equal to the fair market value of the Common Stock on that date. Consequently, there was no value in the option grant. The Named Executive Officers paid for the shares acquired with the proceeds of full recourse personal loans. The loans are guaranteed by the Company only in the event of default. The options to purchase 995 shares granted to Mr. Feather vest in three equal installments on November 26 of 1997, 1998 and 1999. The 1996 Program provides that if specified corporate change in control events occur, all outstanding stock options become immediately exercisable.

(2) The exercise price shown is the closing price of the Common Stock on the date of grant.

(3) All of the options granted on May 2, 1997 expired on the date of grant. Consequently, there was no value in the option grant. The value shown for Mr. Feather's 995 shares is based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of Mr. Feather's 995 shares include the following: exercise price of $25.38; option term of seven years (which assumes that the options will not be held full term); interest rate of 6.44%; volatility of 44.85%; and dividends at the rate of $0.40 per share. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. There is no assurance the value realized by an optionee will be at or near the value estimated by the Black-Scholes model.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table summarizes option exercises which occurred during 1997 and the stock option grants outstanding on December 31, 1997 for the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                     NUMBER OF SECURITIES       VALUE OF
                                          UNDERLYING      IN-THE-MONEY OPTIONS
                  SHARES                  OPTIONS AT       AT FISCAL YEAR-END
                ACQUIRED ON  VALUE   FISCAL YEAR-END (#)         ($)(2)
                 EXERCISE   REALIZED     EXERCISABLE/         EXERCISABLE/
NAME                (#)     ($) (1)     UNEXERCISABLE         UNEXERCISABLE
----            ----------- -------- -------------------- ---------------------
Mr. Knight.....   125,000     $ 0      192,183/384,366    $3,184,338/$6,368,676
Mr. Damico.....   100,000     $ 0      120,657/241,315    $2,010,154/$4,020,309
Mr. McKee......    75,000     $ 0       54,667/109,333    $  932,477/$1,864,953
Ms. White......    10,000     $ 0       55,761/111,521    $  886,215/$1,772,429
Mr. Feather....    35,000     $ 0       27,103/ 55,200    $  445,342/$  900,691

--------

(1) The options exercised were granted as part of the Shared Investment Plan. The options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The options were only exercisable on the date of grant under a one-day option grant and exercised the same day at fair market value, consequently no gains were realized from the exercise.

(2) The dollar amounts in this column represent the number of exercisable and unexercisable stock options which were "in-the-money" on December 31, 1997, multiplied by the difference between the closing price of the Common Stock on December 31, 1997, which was $35.4375 per share, and the exercise price of the stock options.

CHANGE IN CONTROL PLAN

  The Company has adopted the Allegiance Corporation Change in Control Plan ("Change in Control Plan"). Pursuant to agreements entered into under the Change in Control Plan, employees selected to participate (including each of the Named Executive Officers) are entitled to separation pay and benefits following a change in control of the Company and the employee's subsequent termination of employment unless such termination is voluntary and unprovoked or results from death, disability, retirement, or cause. An eligible termination must occur within 24 months of the change in control or the agreement entered into under the Change in Control Plan is void. Each agreement will continue until October 1, 1999 and renew every three years from that date unless a participant receives written notice from the Company of termination of the agreement at least 90 days prior to the renewal date.

  Under the Change in Control Plan, the separation pay equals either three years' annualized base salary and target cash bonus ("Three Times Compensation") or one year's annualized base salary and target cash bonus (as has been determined by the Compensation and Nominating Committee of the Board of Directors in its discretion depending on the employee's position) plus the value of all deferred or unvested awards granted under the 1996 Program and the 1998 Incentive Compensation Program, if approved by the Company's stockholders (which Program is further described beginning on page 13).

  In the event that any payments to those individuals receiving Three Times Compensation would be subject to an excise tax under the Internal Revenue Code, the Company will pay an additional gross-up amount for any excise tax and federal, state, and local income taxes, such that the net amount of the payments would be equal to the net payments after income taxes, had the excise tax and resulting additional taxes not been imposed.

 REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation and Nominating Committee of the Board of Directors (the "Committee"), which is comprised of four independent outside directors, establishes and administers the executive compensation programs for the Company. In determining the appropriate compensation for the executive officers, including the Named Executive Officers, the Committee relies on input from leading compensation consultants and also reviews the recommendations of management. There are no Committee interlocks and there is no insider participation on the Committee. The Committee has provided the following report on executive compensation for inclusion in this proxy statement.

COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

  The Committee views compensation as a total package which includes annual cash compensation of base salary and bonus, and long-term incentives. For executive officers, including the Named Executive Officers, the total compensation package is structured to have between 50% and 80% of compensation at risk associated with achievement of key financial commitments and the creation of value for stockholders. The Committee reviews executive compensation annually to ensure that the Company and the stockholders benefit from a total compensation structure which is consistent with competitive practices, encourages superior leadership and management skills, motivates management's long-term commitment to the Company, aligns the interests of management with the interests of the stockholders, and rewards behavior which produces the greatest results for the Company and the stockholders.

COMPENSATION ELEMENTS

  The total compensation structure for executive officers, including the Named Executive Officers, is targeted between the 50th and 75th percentile when compared to other companies of similar size and focus. These companies are reported in surveys whose participants include many companies in the Fortune 500, as well as other companies with which the Company and its subsidiaries compete for executive talent. The companies used to compare compensation include, but are not limited to, those companies included in the indices utilized in the Comparison of Cumulative Total Return graph set forth on page 12.

  Target annual cash compensation includes base salary and annual bonus. Both salary and the target annual bonus are established for each executive officer by comparing the responsibilities and accountabilities of each executive's position to similar external positions, reviewing the executive's record of value added results in key strategic and operational initiatives, the importance of the executive's position to the Company in achieving critical performance commitments, and the knowledge and experience of the executive. When compared to other companies of similar size and focus, base salary is targeted at median and annual bonus is targeted within the third quartile.

  The 1997 Performance-Based Annual Incentive Plan ("1997 Incentive Plan") provided incentive opportunities which linked financial rewards for all domestic non-sales employees including the Named Executive Officers (approximately 8,700 employees), to the achievement of the Company's Net Earnings After Tax ("NEAT") and the specified free cash flow for the year. The 1997 Incentive Plan was intended to focus on all the employees and their individual contributions and the direct impact of such contributions on the Company's results, as well as support the Company's philosophy of sharing goals, risks, and rewards. The Company exceeded its NEAT and free cash flow goals and created the bonus pool as outlined in the 1997 Incentive Plan. The actual bonus awards for participants, including the Named Executive Officers, were determined based on a combination of the bonus pool established and the participant's business unit's achievement of performance goals pre-determined to be critical to the Company's overall success. The annual incentive award that a Named Executive Officer is eligible to receive can range from zero to two times their target award.

  Stock options are currently used as the main vehicle for driving long-term performance. Over 2,000 employees, including the Named Executive Officers, hold Company stock options. Stock option awards are determined at the time of grant and are targeted to deliver long-term incentives competitive within the third quartile of companies of similar size and focus. In 1997, the Named Executive Officers received one-day option grants under the Shared Investment Plan, which was implemented to encourage employee stock ownership and focus on building value for the stockholders. The Shared Investment Plan is described above.

  The Company's philosophy with respect to the limitation on tax-deductibility of executive compensation pursuant to Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), is to maximize the Company's tax deduction for compensation paid to its executives, to the extent consistent with the Company's compensation policies and practices, and business purposes. Section 162(m) generally disallows a deduction to publicly traded corporations for certain compensation in excess of $1 million per year paid to the Company's chief executive officer and the four other most highly compensated executive officers under the proxy rules. This limitation does not apply to certain compensation that is considered "performance-based" and that meets certain requirements. The 1998 Incentive Compensation Program is being submitted for stockholder approval, among other reasons, to enable certain awards granted under this program to qualify as performance-based compensation within the meaning of Section 162(m).

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  For purposes of determining Mr. Knight's 1998 salary and 1997 bonus award, the Committee recognized the Company's overachievement of its NEAT and free cash flow goals. Earnings per share grew 44%, and the Company generated approximately $224,000,000 in free cash flow, more than twice the Company's goal. The Committee also reviewed Mr. Knight's disciplined efforts in driving total stockholder return. Since the Spin-Off, total stockholder return has exceeded 140% and the Company's market capitalization has increased by over $1,000,000,000. The Committee also took into consideration that Mr. Knight's salary was set below the targeted median for companies of similar size and focus in October 1996 and, based on the performance of the Company and of Mr. Knight, his 1998 salary was increased to $500,000 to be more competitive and he received a 1997 annual cash bonus award of $812,500 pursuant to the 1997 Incentive Plan.

  Mr. Knight also reinforced his personal commitment to the Company and its long-term success by purchasing 125,000 shares of Common Stock of the Company through a one-day stock option grant as part of the Shared Investment Plan. Beyond the one-day grant of options to purchase the Shared Investment Plan shares, Mr. Knight received no stock options in 1997.

                                          Compensation and Nominating
                                           Committee

                                           Silas S. Cathcart, Chairman
                                           Kenneth D. Bloem
                                           Connie R. Curran
                                           Michael D. O'Halleran

                     COMPARISON OF CUMULATIVE TOTAL RETURN

  The following graph compares cumulative total stockholder return on the Common Stock against a peer group of companies and the Standard and Poor's MidCap 400 Index for a fifteen month period starting from the date of the Spin-Off and ending December 31, 1997. The graph assumes $100 is invested in the Common Stock at the opening market quotation on September 24, 1996 and in each of the two indices at their respective closing prices on that day. It also assumes that dividends are reinvested. The graph represents performance over the period of time that the Company has been a publicly traded organization and is not necessarily indicative of future price performance.




                       [PERFORMANCE GRAPH APPEARS HERE]


* Peer Group consists of C.R. Bard, Inc., Bergen Brunswig Corporation, Fisher Scientific International, Inc., Maxxim Medical, Inc., McKesson Corporation, and Owens & Minor, Inc.

                           BASE                          INDEXED RETURNS
                          PERIOD                         QUARTER ENDING
                         --------- -----------------------------------------------------------
    COMPANY / INDEX      24-SEP-96 30-SEP-96 31-DEC-96 31-MAR-97 30-JUN-97 30-SEP-97 31-DEC-97
    ---------------      --------- --------- --------- --------- --------- --------- ---------
ALLEGIANCE CORP.........    100     120.00    184.83    148.70    183.82    209.79    240.49
PEER GROUP..............    100      76.49     79.06     84.31    102.16    121.99    124.96
S&P MIDCAP 400 INDEX....    100     100.89    107.00    105.41    120.91    140.35    141.52

        PROPOSAL TO APPROVE THE ADOPTION OF THE ALLEGIANCE CORPORATION
                      1998 INCENTIVE COMPENSATION PROGRAM

  The Board of Directors has placed on the agenda of the meeting a proposal for the stockholders of the Company to approve the adoption of the Company's 1998 Incentive Compensation Program (the "1998 Program") which was approved and adopted by the Board of Directors. The 1998 Program will become effective as of February 5, 1998, subject to the approval of the Company's stockholders. The complete text of the 1998 Program is included as Exhibit A to this proxy statement. The following summary of the 1998 Program is qualified in its entirety by reference to the complete text.

  The 1998 Program is being submitted for stockholder approval so that, among other reasons, certain awards granted under the 1998 Program that are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) may so qualify. Section 162(m) denies a deduction by an employer for certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed at the end of the employer's taxable year ("Covered Employees"): the chief executive officer, and the four most highly compensated executive officers (other than the chief executive officer) for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. One of these requirements is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by stockholders prior to payment. Accordingly, if the stockholders approve the adoption of the 1998 Program and the other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, certain compensation paid to Covered Employees pursuant to the 1998 Program will not be subject to the deduction limit of Section 162(m).

  GENERAL. The purpose of the 1998 Program is to increase stockholder value and to advance the interests of the Company and its subsidiaries by providing a variety of economic incentives ("Incentives") designed to attract, retain, and motivate officers and other employees and by strengthening the mutuality of interest between such employees and the Company's stockholders. All officers and other full-time or part-time employees of the Company and its subsidiaries (including employees who are directors of the Company) are eligible to receive Incentives under the 1998 Program. As used in the 1998 Program, the term "subsidiary" means any business, whether or not incorporated, in which the Company has a direct or indirect ownership interest. As of December 31, 1997, the Company had approximately 19,800 employees worldwide.

  The selection of employees who will receive Incentives under the 1998 Program is determined by the Compensation and Nominating Committee of the Board of Directors (the "Committee") in its discretion. It is therefore not possible to predict the benefits or amounts that will be received by or allocated to particular individuals, groups of employees, or the Named Executive Officers. Set forth elsewhere in this proxy statement is information relating to outstanding options previously granted to the Named Executive Officers under the 1996 Program.

  ADMINISTRATION. The 1998 Program will be administered by the Committee which shall consist of two or more non-employee directors within the meaning of Rule 16b-3 under the Exchange Act who also qualify as outside directors under
Section 162(m). The chief executive officer of the Company may exercise any or all authority otherwise delegated to the Committee under the terms of the 1998 Program with respect to the grant or administration of Incentives (i) made to or held by persons who, at the time of exercise of such authority, are not subject to Section 16(a) of the Exchange Act, or (ii) which are not intended to comply with Section 162(m). Participation, the grant of Incentives, and any related performance goals intended to satisfy the requirements of Section 162(m) must be determined by the Committee.

  TYPE OF AWARDS. Under the 1998 Program, the Company will have the ability to grant Incentives to its employees and to employees of its subsidiaries, in any one or a combination of forms including: (i) stock options; (ii) stock appreciation rights ("SARs"); (iii) stock awards; (iv) restricted stock; (v) performance shares; and (vi) other incentives, including cash.

  SHARES SUBJECT TO THE 1998 PROGRAM. The number of shares of Common Stock which may be issued under the 1998 Program may not exceed 4,000,000 shares. This represents approximately 6.97% of the outstanding shares of Common Stock on March 16, 1998. On March 16, 1998, the price per share of Common Stock was $38.25. The maximum number of shares of Common Stock that may be granted as restricted stock or performance shares in any fiscal year to a participant in the 1998 Program (a "Participant") shall be, in each case, 200,000. The maximum number of shares of Common Stock that may be granted in total under the 1998 Program in the form of restricted stock or performance shares shall be, in each case, 1,000,000. The maximum number of shares that may be granted through stock options or SARs in any fiscal year to a Participant shall be 750,000. The maximum number of shares that may be granted through a stock award in any calendar year to a Participant shall be 5,000. These maximums and the terms of any outstanding Incentives are subject to equitable adjustment in the sole discretion of the Committee in certain events, including a merger, reorganization, or stock dividend of the Company. Shares which are forfeited by a Participant or reacquired by the Company through the exercise or termination of any Incentive, or which are delivered by a Participant, or retained by the Company as payment of the exercise price of a stock option, or to satisfy tax withholding obligations shall be available again for Incentives under the 1998 Program.

  Shares available for Incentives under the 1998 Program are in addition to shares available for incentives under the 1996 Program. Any awards previously granted under the 1996 Program will remain outstanding pursuant to the terms of the 1996 Program.

  STOCK OPTIONS. Under the 1998 Program, the Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of Common Stock from the Company. Stock options may not be granted with an exercise price less than the Fair Market Value (as defined in the 1998 Program) of the Common Stock on the date of grant. The term of a stock option may not exceed 10 years from the date of grant. Subject to the foregoing, the 1998 Program gives the Committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the terms of each option and the time or times during its terms when the option becomes exercisable. Payment of the exercise price of a stock option may be made by check, or in the discretion of the Committee, by the delivery of Common Stock owned by the Participant that has been held by such Participant for at least six months, or broker delivery of proceeds from the sale of the Common Stock received upon option exercise or loan proceeds to pay the exercise price all in accordance with Federal Reserve Board Regulation T, if applicable, or in such other manner as the Committee in its sole discretion shall determine. The Committee may grant dividend equivalents with any stock option, payable in cash or shares of Common Stock and upon such conditions as the Committee in its sole discretion deems appropriate.

  STOCK APPRECIATION RIGHTS. An SAR may be granted in tandem with a stock option granted under the 1998 Program or on a free-standing basis. Tandem SARs may be granted either at or after the time of grant of a stock option, provided that, in the case of an incentive stock option, a tandem SAR may be granted only at the time of the grant of such option. The grant price of a tandem SAR shall equal the option price of the related option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of a share of Common Stock on the date of the grant of the SAR. Tandem SARs may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. A tandem SAR shall terminate and no longer be exercisable upon termination or exercise of the related stock option. Free-standing SARs may be exercised upon such terms and conditions as the Committee determines. Upon exercise of an SAR, the Company will pay to the employee in cash, Common Stock, or a combination thereof, (the method of payment to be at the discretion of the Committee), an amount of money equal to the excess between the Fair Market Value of the Common Stock on the exercise date and the grant price, multiplied by the number of SARs being exercised. The term of an SAR granted under the 1998 Program shall be determined by the Committee; however, the term of a tandem SAR shall not exceed the term of the related option and the term of a free-standing SAR shall not exceed 10 years.

  STOCK AWARDS. Stock awards consist of the transfer by the Company to eligible employees of shares of Common Stock as additional compensation for his or her services to the Company or a subsidiary of the Company. The Committee shall designate the employees who shall be awarded stock awards under the 1998 Program and determine the number and terms of the stock awards.

  RESTRICTED STOCK. Any restricted stock granted as an Incentive shall be subject to such restrictions as the Committee may determine, including, without limitation, any of the following: (i) a prohibition against the sale, assignment, transfer, pledge, hypothecation, or other encumbrance of the shares of restricted stock for a specified period; (ii) a requirement that the holder of shares of restricted stock forfeit (or in the case of shares sold to a Participant, resell to the Company at his or her cost) such shares in the event of termination of his or her employment during any period in which such shares are subject to restrictions; (iii) a prohibition against employment of the holder by any competitor of the Company or any of its subsidiaries or against such holder's dissemination of any confidential information belonging to the Company or any of its subsidiaries; or (iv) the attainment of pre-established performance criteria.

  Shares of restricted stock shall be registered in the name of the Participant and each Participant who has been awarded shares of restricted stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of grant or award, including the right to vote such shares and the right to receive dividends paid on such shares. Unless otherwise provided by the Committee, stock dividends or other non-cash dividends and any other securities distributed with respect to restricted stock shall be subject to the same restrictions and other terms and conditions as the restricted stock to which they are attributable. Shares of restricted stock will be delivered free of all restrictions to the Participant (or to the Participant's legal representative, beneficiary, or heir) when the shares are no longer subject to forfeiture or restrictions on transfer.

  PERFORMANCE SHARES. Performance shares consist of a grant by the Company to an eligible employee of a contingent right to receive payment in the form of shares of Common Stock upon the attainment of performance goals. Each performance share shall entitle the Participant to payment of one share of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee. Except as otherwise provided by the Committee or pursuant to the Committee's discretion to make equitable adjustments upon the occurrence of certain events (as described above), no adjustment shall be made to performance shares awarded on account of cash dividends which may be paid or other rights which may be provided to the holders of Common Stock prior to the end of any performance period. The Committee may, in its sole discretion, substitute cash for shares of Common Stock otherwise required to be issued. The number of performance shares granted, the terms and conditions thereof and the performance goals will be determined by the Committee.

  OTHER INCENTIVES. Other Incentives under the 1998 Program may consist of a payment in cash or in stock by the Company to an eligible employee. The form, amount, and the terms and conditions of other Incentives will be determined by the Committee; provided, however, that the maximum dollar amount that may be earned by any one Participant in any fiscal year for all annual cash awards granted under the 1998 Program to such Participant shall be $2,000,000, and in any fiscal year for all long-term cash awards granted under the 1998 Program to such Participant shall be $5,000,000.

  PERFORMANCE GOALS. Awards of restricted stock, performance shares and other Incentives under the 1998 Program may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m), which shall include one or more of the following objective business criteria: stock price, sales, unit sales earnings, earnings per share, net earnings after tax, return on equity, return on investments, return on invested capital, pre-tax profit, post-tax profit, consolidated net income, operating expenses, free cash flow, discounted cash flow, value added, production, unit production volume and total stockholder return, as determined by the Committee from time to time.

  The 1998 Program is designed so that certain awards granted thereunder are intended to comply with the requirements for "performance-based compensation" under Section 162(m) ("Section 162(m) Awards"). With respect to such awards, the 1998 Program shall be interpreted in a manner consistent with such requirements. In the case of Section 162(m) Awards, the Committee shall specify in a timely manner the performance goals and performance period for achievement of such goals, and awards not intended as Section 162(m) Awards shall be bifurcated from Section 162(m) Awards. Unless otherwise determined by the Committee upon a specified termination of employment or a Change in Control (as defined in the 1998 Program) of the Company, payment of Section 162(m) Awards shall be made only if, and to the extent that, the performance goals are attained during the performance period and the Committee has certified such attainment. Performance goals may include a level of performance below which no payment may be made, and levels of performance at which specified percentages (which may be greater than 100) of the awards shall be paid or credited.

  NONTRANSFERABILITY OF INCENTIVES. Except as otherwise provided by the Committee, no Incentives granted under the 1998 Program may be transferred, pledged, or assigned by the Participant except by will or the laws of descent and distribution in the event of death, and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. Except as otherwise provided by the Committee, during a Participant's lifetime, awards may be exercised only by the Participant or the Participant's guardian or legal representative. The Committee may provide that a grant of any award may permit the transfer of the award by the Participant solely to members of the Participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

  DURATION AND AMENDMENT OF THE 1998 PROGRAM. The 1998 Program shall remain in effect until all Incentives granted under the 1998 Program have been satisfied by the issuance of shares of Common Stock, lapse of restrictions or the payment of cash, or have been terminated in accordance with the terms of the 1998 Program or the Incentive. No Incentive may be granted under the Program after the tenth anniversary of its effective date. The Board of Directors may amend, suspend, or discontinue the 1998 Program at any time; provided, however, that no amendment, suspension, or discontinuance shall adversely affect any outstanding benefit and if any law, agreement, or exchange on which the Common Stock is traded requires stockholder approval for an amendment to become effective, no such amendment shall become effective unless approved by the requisite vote of the Company's stockholders.

  WITHHOLDING. The Company has the right to withhold from any award or to collect as a condition of any payment, any taxes required to be withheld by law. At the Committee's discretion, a Participant may have shares withheld or surrender previously-owned shares of Common Stock to the Company to fulfill any tax withholding obligations.

  ACCELERATION OF INCENTIVES. Pursuant to the 1998 Program, in the event of a Change in Control of the Company, the restrictions on all outstanding shares of restricted stock lapse immediately, all outstanding stock options will become exercisable immediately and all performance goals shall be deemed to be met and payment made immediately.

  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. The following is a general discussion of certain United States federal income tax consequences of the granting, vesting, and exercise of Incentives under the 1998 Program and the disposition of shares of Common Stock acquired under the 1998 Program. This discussion does not address all aspects of United States federal income taxation that may be relevant to Participants in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction. Furthermore, the following discussion is based on current provisions of the Code, and administrative and judicial interpretations as of the date hereof, all of which are subject to change (possibly with retroactive effect).

  Each Participant in the 1998 Program is urged to consult his or her own tax adviser with respect to the United States federal income tax consequences of the granting, vesting, and exercise of Incentives under the 1998 Program and the disposition of shares of Common Stock acquired under the 1998 Program, as well as any tax consequences arising under the laws of any state, local, or other taxing jurisdiction.

  The Taxpayer Relief Act of 1997 (the "1997 Tax Act") significantly changed the tax treatment of capital gains for individuals. Under the 1997 Tax Act, the maximum capital gains tax rates for individuals are (i) 20% on gains from the sales of capital assets held for more than 18 months, and (ii) 28% on gains from sales of capital assets held for more than 12 months but not more than 18 months. In contrast, the maximum individual ordinary income tax rate is 39.6%.

  Under existing United States federal income tax provisions, an employee who is granted a stock option, SAR or a performance share under the 1998 Program or who purchases or receives shares of restricted stock under the 1998 Program will not normally realize any income, nor will the Company normally be entitled to any deduction for federal income tax purposes in the year such Incentive is granted. An employee who is granted a stock award under the 1998 Program will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of Common Stock covered by the award on the date it is made, and the Company will be entitled to a deduction in an equal amount, subject to the application of Section 162(m). An employee who receives a cash award will realize ordinary income in the year the award is received, and the Company will be entitled to a corresponding deduction, subject to the application of Section 162(m).

  When a non-qualified stock option is exercised, the employee will realize ordinary income measured by the excess of the aggregate fair market value of shares of the Common Stock on the exercise date over the aggregate purchase price of such shares of Common Stock, and the Company will be entitled to a deduction (subject to the application of Section 162(m)) in the year the option is exercised equal to the amount the employee is required to treat as ordinary income. Assuming the shares acquired upon exercise of the option constitute capital assets in the optionee's hand, any gain or loss, measured by reference to the fair market value of the shares on the date of exercise, recognized upon their ultimate disposition will be treated as capital gain or loss to the optionee.

  When a qualified incentive stock option is exercised, the employee will not realize income. An optionee will be subject to tax only when he or she makes a taxable sale or other taxable disposition of the stock acquired by exercise of an incentive stock option. If at the time of such sale or disposition, the optionee has held the shares for the required incentive stock option holding period (two years from the date the option was granted and one year from the date of exercise), (i) the optionee will recognize capital gain or loss if he or she holds the shares as capital assets, such capital gain or loss measured by the difference between the optionee's exercise price and the amount realized from the sale or disposition; (ii) the Company will not be entitled to a federal income tax deduction in connection with the exercise of the option; and (iii) the excess of the fair market value of the shares at such time over the exercise price will be taken into account in computing the optionee's alternative minimum taxable income which may therefore subject the optionee to alternative minimum tax.

  If the optionee disposes of the shares acquired by exercise of an incentive stock option before expiration of the incentive stock option holding period described above, the optionee must treat as ordinary income in the year of disposition an amount equal to the excess of (i) the fair market value of the shares on the exercise date, or (ii) the selling price of the shares, whichever is less, over the amount of the option exercise price. The excess of the selling price of such shares over their fair market value on the exercise date will be capital gain, provided the optionee holds the shares as a capital asset at the time of the disposition. Subject to the application of Section 162(m), the Company will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

  In general, optionees may pay the option exercise price, in whole or in part, by delivering previously owned shares of Common Stock. If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares received in replacement of the previously owned shares is carried over. If the option is a non-qualified option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option (or through the Company's employee stock purchase plan) and have not been held for the incentive stock option holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

  An employee who receives an SAR must, upon exercising the SAR, recognize ordinary income equal to the cash and the fair market value of any shares received. Subject to the application of Section 162(m), the Company may claim a tax deduction for the same amount in the tax year in which the SAR is exercised.

  Except as noted below, an employee is not subject to tax upon the grant of restricted stock or performance shares. Instead, the restricted stock or performance shares are subject to tax when they become transferable or are no longer subject to a substantial risk of forfeiture. At that time, the employee will recognize ordinary income equal to (i) the excess of the fair market value of such restricted stock or performance shares over (ii) the price the employee paid for these shares. However, within 30 days of receiving an award of restricted stock or performance shares, an employee may elect to recognize ordinary income as of the grant date in an amount equal to (i) the excess of the fair market value of such restricted stock or performance shares on the grant date over (ii) the price the employee paid for the restricted stock or performance shares. Once the employee makes this election, he or she will not recognize additional income at the time the stock becomes transferable or is no longer subject to a substantial risk of forfeiture. If the employee forfeits the shares after making this election, the employee may be able to claim a capital loss equal to the excess of the amount he or she paid for the shares over the amount he or she realized on the forfeiture. Subject to the application of Section 162(m), the Company will be entitled to a deduction for compensation paid in the same year and in the same amount as the ordinary income realized by the employee with respect to the restricted stock and performance shares.

  Approval of the adoption of the 1998 Incentive Compensation Program will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the matter at the meeting. Accordingly, abstentions will have the same effect as no votes, and broker non-votes applicable to shares represented at the meeting will have no effect. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the approval of the adoption of the 1998 Incentive Compensation Program.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE 1998 INCENTIVE COMPENSATION PROGRAM.

                            INDEPENDENT ACCOUNTANT

  The Company's Certified Public Accountant for the year 1997 was Price Waterhouse LLP, and such firm has been selected by the Audit and Public Policy Committee of the Board of Directors to audit the Company's accounts for the year 1998. Price Waterhouse LLP is expected to have a representative at the 1998 Annual Meeting of Stockholders who will be available to respond to appropriate questions at that time and have an opportunity to make a statement at the meeting if he or she so desires.

                          PROXY SOLICITATION EXPENSE

  The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may also be made by telephone, telegram, or personal interview by directors, officers, and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of $11,000, plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokers, banks, and similar organizations for reasonable out-of-pocket and reasonable clerical expenses incurred in forwarding proxy materials to their principals.

                         FUTURE STOCKHOLDER PROPOSALS

  From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement. To be included in the proxy statement for the 1999 annual meeting, proposals must be received by the Company no later than November 23, 1998.

  In addition, stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by the Company's bylaws. The Company's bylaws require that all stockholders who intend to make proposals at an annual stockholders meeting submit their proposals to the Company during the period 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1999 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between February 6, 1999 and March 8, 1999.

                                 OTHER MATTERS

  The Board of Directors knows of no matters to be presented at the annual meeting other than the ones set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

  By order of the Board of Directors.

                                          /s/ William L. Feather
                                          William L. Feather
                                          Senior Vice President, Secretary and
                                           General Counsel

1430 Waukegan Road
McGaw Park, Illinois
March 23, 1998


 Each stockholder, whether or not he or she expects to be present in person at the annual meeting, is requested to utilize our toll-free proxy voting service to register his or her vote by telephone or to mark, sign, and date the enclosed proxy card and return it promptly in the accompanying envelope. A stockholder may revoke his or her proxy at any time prior to the closing of the polls for voting at the meeting.

                                                                      EXHIBIT A

                            ALLEGIANCE CORPORATION
                      1998 INCENTIVE COMPENSATION PROGRAM

1. PURPOSE. The purpose of the Allegiance Corporation 1998 Incentive Compensation Program (the "Program") is to increase stockholder value and to advance the interests of Allegiance Corporation ("Allegiance") and its subsidiaries (collectively, the "Company") by providing a variety of economic incentives designed to attract, retain, and motivate officers and other employees and by strengthening the mutuality of interest between such employees and the Company's stockholders. As used in this Program, the term "subsidiary" means any business, whether or not incorporated, in which the Company has a direct or indirect ownership interest.

2. ADMINISTRATION.

  2.1 ADMINISTRATION BY COMMITTEE. The Program shall be administered by the Compensation and Nominating Committee of the Allegiance Board of Directors (the "Committee"), which shall consist of two or more non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") who also qualify as outside directors within the meaning of Section 162(m) and the related regulations ("Section 162(m)"), under the Internal Revenue Code of 1986 as amended (the "Code"). The Chief Executive Officer of the Company may exercise any or all authority otherwise delegated to the Committee under the terms of the Program with respect to the grant or administration of incentives (a) made to or held by persons who, at the time of the exercise of such authority, are not subject to Section 16(a) of the Exchange Act, or (b) that are not intended to comply with Section 162(m).

  2.2 AUTHORITY. Subject to the provisions of the Program, the Committee shall have the authority to: (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program;
(b) grant incentives under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, incentives that are made in combination with or in tandem with other incentives (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation, and to determine the terms and conditions of incentives, including the vesting and exercisability provisions of options to purchase shares of Common Stock (as defined in Section 4.1) ("Stock Options") and stock appreciation rights ("SARs"), the restrictions on awards of shares of Common Stock subject to restrictions ("Restricted Stock") and the performance goals, measures and period for performance-based awards;
(c) modify the terms of, cancel and reissue, or repurchase outstanding incentives, subject to Section 12.7; and (d) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that in no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing an option to the option holder at a lower exercise price. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable law in administering the Program.

3. PARTICIPATION. Subject to the terms and conditions of the Program, the Committee shall designate from time to time the employees of the Company (including employees who are directors of Allegiance) who shall receive incentives under the Program ("Participants"). All officers and other full-time or part-time employees of the Company are eligible to receive incentives under the Program. Participation, the grant of incentives and any related performance goals that are intended to satisfy the requirements of Section 162(m), must be determined by the Committee.

4. SHARES SUBJECT TO THE PROGRAM.

  4.1 NUMBER OF SHARES RESERVED. Subject to adjustment in accordance with Sections 4.2 and 4.3, the aggregate number of shares of Allegiance Common Stock ("Common Stock") available for incentives under the Program shall be four million (4,000,000) shares. All shares of Common Stock issued under the Program may be authorized and unissued shares, treasury shares, or shares that shall have been or may be reacquired by Allegiance in the open market, in private transactions or otherwise. All of such shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options (as defined in Section 5.1). The maximum number of shares of Common Stock that may be granted in the form of Restricted Stock pursuant to an award or awards granted in any fiscal year to a Participant shall be 200,000, subject to adjustment in accordance with Section 4.3. The maximum number of shares of Common Stock that may be granted in total under the Program in the form of Restricted Stock shall be 1,000,000, subject to adjustment in accordance with Section 4.3. The maximum number of shares of Common Stock that may be granted in the form of performance shares ("Performance Shares") pursuant to an award or awards granted in any fiscal year to a Participant shall be 200,000, subject to adjustment in accordance with Section 4.3. The maximum number of shares of Common Stock that may be granted in total under the Program in the form of Performance Shares shall be 1,000,000, subject to adjustment in accordance with Section 4.3. The maximum number of shares that may be granted in the form of a Stock Option or SAR pursuant to an award or awards granted in any fiscal year to a Participant shall be 750,000 shares, subject to adjustment in accordance with Section 4.3.

  The shares made available for incentives hereunder are in addition to the shares made available for incentives under Allegiance's 1996 Incentive Compensation Program.

  4.2 REUSAGE OF SHARES.

    (a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender, or otherwise) of any incentive under the Program, that number of shares of Common Stock that was subject to the incentive but not delivered shall be available again for incentives under the Program.

    (b) In the event that shares of Common Stock are delivered under the Program and are thereafter forfeited or reacquired by Allegiance pursuant to rights reserved upon the award thereof, such forfeited or reacquired shares shall be available again for incentives under the Program.

    (c) In the event that shares of Common Stock are delivered by an optionee in full or partial payment to Allegiance for the exercise price of any option under the Program, that number of shares of Common Stock delivered shall be available again for incentives under the Program.

    (d) In the event shares of Common Stock are retained by Allegiance pursuant to a Participant's tax withholding election or are delivered by the Participant to satisfy his or her tax withholding obligation, the number of shares retained or delivered shall be available again for incentives under the Program.

  4.3 ADJUSTMENTS TO SHARES RESERVED. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, stock dividend, stock split, exchange, or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock that are or may be subject to incentives under the Program, the maximum number of shares that may be granted in the form of Restricted Stock, shares of Common Stock without restrictions ("Stock Awards"), Performance Shares, a Stock Option or an SAR, and the terms of any outstanding incentives (including the price at which shares of stock may be issued pursuant to an outstanding incentive) shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of incentives awarded or to be awarded to Participants under the Program.

5. STOCK OPTIONS.

  5.1 AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Stock Options are to be awarded under the Program and shall determine the number, type, and terms of the Stock Options to be awarded to each of them. Each Stock Option shall expire not later than 10 years after the date of grant. The option price per share for any Stock Option awarded shall not be less than the Fair Market Value (as defined in Section 12.9) of a share of Common Stock on the date the Stock Option is granted ("Option Price"). The Committee shall designate each Stock Option awarded under the Program as either a "nonqualified stock option" for tax purposes or, with respect to a Stock Option that satisfies the applicable requirements of Section 422 of the Code, as an "Incentive Stock Option."

  5.2 MANNER OF EXERCISE. A Stock Option may be exercised by notice to Allegiance specifying the number of shares of Common Stock to be purchased and prompt delivery to Allegiance of the payment of the Option Price by check or, in the discretion of the Committee, by the delivery of shares of Common Stock then owned by the Participant and having been held by such Participant for at least six months, or certification of such ownership, or in such other manner as the Committee, in its sole discretion, shall determine. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to Allegiance, together with a copy of irrevocable instructions to a broker to deliver promptly to Allegiance the amount of sale of the Common Stock received upon option exercise or loan proceeds to pay the exercise price, all in accordance with Federal Reserve Board Regulation T, if applicable.

  5.3 DIVIDEND EQUIVALENTS. The Committee may grant dividend equivalents in connection with any option granted under this Program. Such dividend equivalents may be payable in cash or in shares of Common Stock upon such terms and Conditions as the Committee in its sole discretion deems appropriate.

6. STOCK APPRECIATION RIGHTS.

  6.1 GRANT OF SARS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom SARs are to be awarded under the Program and shall determine the number, type and terms of the SARs to be awarded to each of them. An SAR may be granted in tandem with a stock option granted under the Program, or the SAR may be granted on a free-standing basis. Tandem SARs may be granted either at or after the time of grant of a Stock Option, provided that, in the case of an Incentive Stock Option, a tandem SAR may be granted only at the time of the grant of such option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the SAR.

  6.2 EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. A tandem SAR shall terminate and no longer be exercisable upon termination or exercise of the related Stock Option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable.

  6.3 EXERCISE OF FREE-STANDING SARS. Free-standing SARs may be exercised upon such terms and conditions as the Committee, in its sole discretion, determines.

  6.4 TERM OF SARS. The term of an SAR granted under the Program shall be determined by the Committee in its sole discretion; provided, however, that such term shall not exceed the option term in the case of a tandem SAR, or ten years in the case of a free-standing SAR.

  6.5 PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from Allegiance in an amount determined by multiplying (a) the excess of the Fair Market

Value of a share of Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment to be made upon an SAR exercise may be in cash, in shares of Common Stock of equivalent value, or in some combination thereof.

7. STOCK AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees who shall be awarded Stock Awards under the Program and shall determine the number and terms of the Stock Awards to be awarded to each of them. No person eligible to receive a Stock Award may receive a Stock Award representing more than 5,000 shares of Common Stock in any calendar year, subject to adjustment in accordance with Section 4.3.

8. RESTRICTED STOCK.

  8.1 AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Restricted Stock shall be awarded or sold under the Program and determine the number of shares and the terms and conditions of each such award.

  8.2 RESTRICTIONS. All shares of Restricted Stock shall be subject to such restrictions as the Committee may determine, including, without limitation, any of the following:

    (a) a prohibition against the sale, assignment, transfer, pledge, hypothecation, or other encumbrance of the shares of Restricted Stock for a specified period;

    (b) a requirement that the holder of shares of Restricted Stock forfeit (or in the case of shares sold to a Participant, resell to Allegiance at his or her cost) such shares in the event of termination of his or her employment during any period in which such shares are subject to restrictions;

    (c) a prohibition against employment of the holder by any competitor of the Company or against such holder's dissemination of any confidential information belonging to the Company; or

    (d) the attainment of pre-established performance criteria.

  All restrictions shall expire at such time as the Committee shall specify.

  8.3 STOCKHOLDER RIGHTS. Shares of Restricted Stock shall be registered in the name of the Participant. Each Participant who has been awarded shares of Restricted Stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive dividends paid on such shares. Unless otherwise provided by the Committee, stock dividends or other non-cash dividends and any other securities distributed with respect to Restricted Stock shall be subject to the same restrictions and other terms and conditions as the Restricted Stock to which they are attributable.

  8.4 LAPSE OF RESTRICTIONS. Shares of Restricted Stock will be delivered free of all restrictions to the Participant (or to the Participant's legal representative, beneficiary, or heir) when the shares are no longer subject to forfeiture or restrictions on transfer.

9. PERFORMANCE SHARES.

  9.1 AWARDS. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Performance Shares are to be awarded and determine the number of shares and the terms and conditions of each such award. Each Performance Share shall entitle the Participant to a payment in the form of one share of Common Stock upon the attainment of performance goals and other terms and conditions specified by the Committee.

  9.2 NO ADJUSTMENTS. Except as otherwise provided by the Committee or in
Section 4.3, no adjustment shall be made in Performance Shares awarded on account of cash dividends which may be paid or other rights which may be provided to the holders of Common Stock prior to the end of any performance period.

  9.3 SUBSTITUTION OF CASH. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (determined as of the date of the issuance) of shares of Common Stock otherwise required to be issued to a Participant hereunder.

10. OTHER INCENTIVES. In addition to the incentives described in Sections 5 through 9 above and subject to the terms and conditions of the Program, the Committee may grant other incentives ("Other Incentives"), payable in cash or in Common Stock, under the Program as it determines to be in the best interest of the Company. Other Incentives may be in the form of annual awards, long-term awards, or such other form of award as the Committee may, in its sole discretion determine. The maximum dollar amount that may be earned by any one Participant in any fiscal year for all annual cash awards granted under the Program to such Participant shall be $2,000,000. The maximum dollar amount that may be earned by any one Participant in any fiscal year for all long-term cash awards granted under the Program to such Participant shall be $5,000,000.

11. PERFORMANCE GOALS. Awards of Restricted Stock, Performance Shares and Other Incentives under the Program may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m), which shall include one or more of the following objective business criteria: stock price, sales, unit sales earnings, earnings per share, net earnings after tax, return on equity, return on investments, return on invested capital, pre-tax profit, post-tax profit, consolidated net income, operating expenses, free cash flow, discounted cash flow, value added, production, unit production volume and total stockholder return, as determined by the Committee from time to time.

  The Program is designed so that certain awards granted thereunder are intended to comply with the requirements for "performance-based compensation" under Section 162(m). Insofar as may be applicable to such awards, the Program shall be interpreted in a manner consistent with such requirements. With respect to awards intended to comply with Section 162(m), the Committee shall specify in a timely manner the performance goals with respect thereto, and the performance period during which such performance goals are to be achieved. The performance goals must be based on the objective business criteria described in the foregoing paragraph. Any award that is not intended to satisfy Section 162(m) shall be bifurcated from awards that are so intended. Unless otherwise determined by the Committee in connection with either a specified termination of employment or the occurrence of a Change in Control (as defined in Section 12.8), payment with respect to awards that are intended to satisfy Section 162(m) shall be made only if, and to the extent that, the performance goals with respect to the performance period are attained, and only after the Committee has certified that the performance goals have been attained. Performance goals may include a level of performance below which no payment may be made, and levels of performance at which specified percentages (which may be greater than 100) of the awards shall be paid or credited.

12. GENERAL.

  12.1 EFFECTIVE DATE. The Program, which was adopted by the Allegiance Board of Directors, shall be subject to the approval by a majority of the Allegiance stockholders present and voting on the matter at the 1998 annual stockholders' meeting. Upon approval of the stockholders, the effective date of the Program shall be February 5, 1998.

  12.2 DURATION. The Program shall remain in effect until all incentives granted under the Program have been satisfied by the issuance of shares of Common Stock, lapse of restrictions or the payment of cash, or have been terminated in accordance with the terms of the Program or the incentive. No incentive may be granted under the Program after the tenth anniversary of its effective date.

  12.3 NONTRANSFERABILITY OF INCENTIVES. Except as otherwise provided by the Committee, no incentive granted under the Program may be transferred, pledged, or assigned by the employee except by will or the laws of descent and distribution in the event of death, and Allegiance shall not be required to recognize any attempted assignment of such rights by any Participant. Except as otherwise provided by the Committee, during a Participant's lifetime, awards may be exercised only by the Participant or by the Participant's guardian or legal representative. The Committee may provide that a grant of an award may permit the transfer of the award by the Participant solely to members of the Participant's immediate family or trusts or family partnerships for the benefit of such persons, subject to such terms and conditions as may be established by the Committee.

  12.4 COMPLIANCE WITH APPLICABLE LAW AND WITHHOLDING.

    (a) The award of any benefit under the Program may also be made subject to such other provisions as the Committee determines appropriate, including, without limitation, provisions to comply with federal and state securities laws or stock exchange requirements.

    (b) If, at any time, Allegiance, in its sole discretion, determines that the listing, registration, or qualification of any type of incentive, or the shares of Common Stock issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable, the issuance of shares of Common Stock pursuant to any incentive, or the removal of any restrictions imposed on shares subject to an incentive, may be delayed until such listing, registration, qualification, consent, or approval is effected.

    (c) Allegiance shall have the right to withhold from any award under the Program or to collect as a condition of any payment under the Program, as applicable, any taxes required by law to be withheld. To the extent permitted by the Committee, a Participant may elect to have any distribution, or a portion thereof, otherwise required to be made under the Program to be withheld or to surrender to Allegiance previously owned shares of Common Stock to fulfill any tax withholding obligation.

  12.5 NO CONTINUED EMPLOYMENT. Participation in the Program will not give any Participant the right to be retained in the employ of the Company or any right or claim to any benefit under the Program unless such right or claim has specifically accrued under the terms of any incentive under the Program.

  12.6 TREATMENT AS A STOCKHOLDER. No incentive granted to a Participant under the Program shall create any rights in such Participant as a stockholder of the Company until shares of Common Stock related to the incentive are registered in the name of the Participant.

  12.7 AMENDMENT OR DISCONTINUATION OF THE PROGRAM. The Board of Directors may amend, suspend, or discontinue the Program at any time; provided, however, that no amendment, suspension or discontinuance shall adversely affect any outstanding benefit and if any law, agreement or exchange on which Common Stock of Allegiance is traded requires stockholder approval for an amendment to become effective, no such amendment shall become effective unless approved by requisite vote of Allegiance's stockholders.

  12.8 ACCELERATION OF INCENTIVES. Notwithstanding any provision in this Program to the contrary or the normal terms of vesting in any incentive, (a) the restrictions on all shares of Restricted Stock shall lapse immediately,
(b) all outstanding Stock Options will become exercisable immediately, and (c) all performance goals shall be deemed to be met and payment made immediately if a Change in Control occurs. For purposes of this Program, a "Change in Control" shall have occurred if:

    (1) any "Person," as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than Allegiance, any corporation owned, directly or indirectly, by the stockholders of Allegiance in substantially the same proportions as their ownership of stock of Allegiance, and any trustee or other fiduciary, holding securities under an employee benefit plan of Allegiance or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Allegiance representing 20% or more of the combined voting power of Allegiance's then outstanding securities;

    (2) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board of Directors of Allegiance, and any new director (other than a director designated by a Person who has entered into an agreement with Allegiance to effect a transaction described in paragraph (1), (3), or (4) of this Section 12.8) whose election by the Board of Directors or nomination for election by Allegiance's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

    (3) the stockholders of Allegiance approve a merger or consolidation of Allegiance with any other corporation, other than (A) a merger or consolidation which would result in the holders of the voting securities of Allegiance outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Allegiance or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Allegiance (or similar transaction) in which no Person acquires more than 20% of the combined voting power of Allegiance's then outstanding securities; or

    (4) the stockholders of Allegiance approve a plan of complete liquidation of Allegiance or an agreement for the sale or disposition by Allegiance of all or substantially all of its assets (or any transaction having a similar effect).

  The Committee may also determine, in its discretion, that a sale of a substantial portion of Allegiance's assets or one of its businesses constitutes a "Change in Control" with respect to incentives held by Participants employed in the affected operation.

  12.9 DEFINITION OF FAIR MARKET VALUE. Except as otherwise determined by the Committee, the Fair Market Value of a share of Common Stock as of any date shall be equal to the closing sale price of a share of Common Stock on that date as reported on the New York Stock Exchange Composite Reporting Tape.

  12.10. SEVERABILITY. Whenever possible, each provision in the Program and in every award at any time granted under the Program shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Program or any award at any time granted under the Program shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and
(b) all other provisions and every award at any time granted under the Program shall remain in full force and effect.

  12.11 NO STRICT CONSTRUCTION. No rule of strict construction shall be applied against the Company, the Board of Directors, the Committee, or any other person in the interpretation of any of the terms of the Program, any award granted under the Program or any rule or procedure established by the Board of Directors or the Committee.

  12.12 GOVERNING LAW. The Program and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

                                      LOGO

PROXY

[ALLEGIANCE LOGO]

Allegiance Corporation
1430 Waukegan Road
McGaw Park, Illinois 60085
(847) 689-8410

ALLEGIANCE CORPORATION
Proxy Solicited on Behalf of the Board of Directors of Allegiance Corporation for the Annual Meeting of
Stockholders on May 7, 1998

The undersigned hereby appoint(s) Lester B. Knight, Kenneth D. Bloem and Michael
D. O'Halleran and each of them, as proxyholders, with the powers the undersigned would possess if personally present at the May 7, 1998 Annual Meeting of Stockholders. The proxyholders are granted full power of substitution to vote all shares of common stock of Allegiance Corporation that the undersigned is entitled to vote at the meeting, and at any adjournment thereof, upon all subjects that may properly be presented at the meeting, including the matters described in the proxy statement, subject to any direction indicated on the reverse side of this card.


Election of Directors.              Change of Address:
Nominees:
                                    -------------------------------------------
   1. Connie R. Curran              -------------------------------------------
   2. Joseph F. Damico              -------------------------------------------
   3. Arthur F. Golden              -------------------------------------------
                                    (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

  . FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL .

                            Allegiance Corporation
                      1998 Annual Meeting of Stockholders

                           ------------------------
                               ADMITTANCE TICKET
                           ------------------------

Allegiance Corporation
1450 Waukegan Road
Brien Laing Building
McGaw Park, Illinois 60085

Thursday, May 7, 1998
10:30 a.m.

IMPORTANT: If you plan to attend the meeting, please check the box on the reverse side or indicate your intent when you vote by telephone. You must show this admittance ticket at the gate before entering the Allegiance campus and at the registration desk on the day of the meeting.

DIRECTIONS: Allegiance Corporation is located between the Tri-State Tollway (I-294/I-94) and Route 41, just south of Route 120 (Belvidere Road) and north of Route 137 (Buckley Road), on the west side of Route 43 (Waukegan Road). After passing through the Allegiance campus gate house, follow the signs to parking.

                                 [INSERT MAP]


     Please mark your                                                                                                     8937
[X]  votes as in this
     example.

                       This proxy when properly executed will be voted in the manner directed below.  If no direction is made, this proxy will be voted FOR the election of directors and FOR proposal 2.
------------------------------------------------------------------------------------------------------------------------------------
                                  The Board of Directors recommends a vote FOR proposals 1 and 2.
------------------------------------------------------------------------------------------------------------------------------------
                             FOR          WITHHELD                                                       FOR    AGAINST  ABSTAIN
1. Election of                                               2. To approve the adoption of the 1998
   Directors                 [_]            [_]                 Incentive Compensation Program           [_]      [_]      [_]
   (see reverse)
                                                             3. To transact such other business as may properly be presented at
For, except vote withheld from the following nominee(s):        the meeting.

--------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                           Mark this box if you
                                                                                           are reporting a
                                                                                           change of address.

                                                                                           Mark this box
                                                                                           if you will attend the
                                                                                           Annual Meeting.

                                                                      NOTE: Please sign exactly as name appears hereon.  Joint
                                                                            owners should both sign.  When signing as attorney,
                                                                            executor, administrator, trustee or guardian, please
                                                                            give full title as such.

                                                                     ___________________________________________________________

The signer hereby revokes all proxies heretofore given by the
signer to vote at said meeting or any adjournments thereof.          ___________________________________________________________
                                                                      SIGNATURE(S)                              DATE

                              .FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL.



                                                      Allegiance Corporation
                                                         Toll-Free Voting

                        Allegiance Corporation encourages you to take advantage of a new and convenient way of voting your shares on matters to be covered at the 1998 Annual Meeting of Stockholders.
                        Voting your shares electronically through the telephone will eliminate the need to return this proxy card.

                        Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, toll-free at
                        1-800-OK2-VOTE (1-800-652-8683).  Have your proxy card (above) in hand when you call.
                        Please enter the control number which is located in the box above (just below the perforation) and follow the voice instructions on how to vote.

                        Your electronic vote authorizes the named proxies to vote in the same manner as if you marked, signed, dated and returned the proxy card.

                        If you choose to vote your shares electronically, please do not mail back this proxy card.



                                          Your vote is important.  Thank you for voting.


